CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Bar Harbor Bankshares

We consent to the incorporation by reference in Registration Statements No. 333-157209 and 333-162450 on Forms S-3 and No. 333-122939, 333-122941, 333-161622 and 333-206453 on Forms S-8 of Bar Harbor Bankshares and subsidiaries of our report dated March 14, 2016, relating to our audits of the consolidated balance sheet of Bar Harbor Bankshares and subsidiaries as of December 31, 2015, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which appear in this Annual Report on Form 10-K of Bar Harbor Bankshares and subsidiaries for the year ended December 31, 2015.

/s/ RSM US LLP

Boston, Massachusetts
March 14, 2016